Exhibit (a)(3)

MAN ETF SERIES TRUST

TRUST INSTRUMENT

SCHEDULE A

Man Active High Yield ETF

Man Active Income ETF

Man Active Emerging Markets Alternative ETF

Man Active Trend Enhanced ETF

DATED: December 4, 2025